Exhibit 15.1

The Board of Directors and Stockholders

AutoZone, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-3 filed April 4, 2019) of AutoZone, Inc. for the registration of debt securities of our reports dated December 18, 2018 and March 15, 2019 relating to the unaudited condensed consolidated interim financial statements of AutoZone, Inc. that are included in its Forms 10-Q for the quarters ended November 17, 2018 and February 9, 2019.

/s/ Ernst & Young LLP

Memphis, Tennessee

April 1, 2019